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                                                                    Exhibit 21.1

                  List of Subsidiaries, as of December 4, 2002

     Key Technology, Inc., an Oregon corporation (the Registrant)
         . Key Technology FSC, Inc., a Guam corporation
         . Key Technology Holdings USA LLC, an Oregon limited liability company
           . Suplusco Holding B.V., a Netherlands corporation
             . Key Technology B.V., a Netherlands corporation
         . Key Technology AMVC LLC, an Oregon limited liability company
           . Applied Laser Systems, Inc., a California corporation
         . Key Technology Australia Pty. Ltd.